Certificate
of the Incorporation of a Company

Company Number: 115681

REID Number: GICO.115681-12

IT IS HEREBY CERTIFIED that

ParagonCoin Limited

(originally called Nocturne Limited which name was changed by Special Resolution dated the 30th day of January Two Thousand and Eighteen) was incorporated as a limited company on the 26th day of April Two Thousand and Seventeen.

Given at Gibraltar, this 30th day of January Two Thousand and Eighteen.

REGISTRAR OF COMPANIES ★ GIBRALTAR ★

For and on behalf of the
Registrar of Companies